Exhibit 4.53

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (the “Agreement”) is entered into on October 1, 2019 in Beijing, by and among Xie Guomin (Passport No.: [          ]) (the “Transferor”), and Wang Meiqi (PRC Identification number: [          ]) (the “Transferee”), and Yeelion Online Network Technology (Beijing) Co., Ltd.（the “WFOE”）.

Whereas, Xie Guomin and Wang Meiqi entered into a share transfer Agreement on August 20, 2019 (the “Share Transfer Agreement”), pursuant to which the Transferor shall transfer 23.02% equity interests held by him of Beijing Kuwo Technology Co., Ltd. (the “VIE Company”) (the “Target Equity”, which equals to RMB 6,000,000 of the registered capital of the VIE Company) to the Transferee. Pursuant to the Share Transfer Agreement, the consideration of the Target Equity is RMB 6,000,000 (the “Transfer Price”).

Whereas, the Transferor and Shi Lixue entered into a Loan Agreement with the WFOE on July 12, 2016 ( the “Loan Agreement”), pursuant to which the WFOE lent RMB 6,000,000 (the “Loan”) to the Transferor.

In view of above, the parties agree as follows:

1.

The Transferor agrees to transfer its obligation to pay the Loan (including relevant interests) to the Transferee and the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests).  As the consideration that the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests), the portion of the Transfer Price equal to the Loan (including relevant interests) that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor and become the borrower under the Loan Agreement and the Transferee shall pay the Loan (including relevant interests) pursuant to the Loan Agreement and fulfill other obligations thereunder.

2.	The WFOE, as the creditor of the Loan, agrees the assignment of the debt under Article 1 hereof.

3.	This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

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The Signature Page of the Debt Assignment and Offset Agreement

Xie Guomin	Wang Meiqi
Signed: /s/ Xie Guomin	Signed: /s/ Wang Meiqi

Yeelion Online Network Technology (Beijing) Co., Ltd.
/s/ Seal of Yeelion Online Network Technology (Beijing) Co., Ltd.